                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
         [ ]  Preliminary proxy statement
         [X]  Definitive proxy statement
         [ ]  Definitive additional materials
         [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
         [ ]  Confidential, for Use of the Commission Only
              (as permitted by Rule 14a-6(e)(2))


                             WALL STREET DELI, INC.
                (Name of registrant as Specified in Its Charter)

                                   REGISTRANT
                   (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1) Amount previously paid:
         (2) Form, schedule or registration statement no.:
         (3) Filing party:
         (4) Date filed:

Wall Street Deli, Inc.
One Independence Plaza
Suite 100
Birmingham, Alabama 35209
(205)870-0020
Fax: (205)868-0860




                                 October 5, 1998


Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, November 5, 1998, in the Board of Directors Meeting Room on the mezzanine floor of AmSouth Bank of Alabama, at the AmSouth-Sonat Building located at Fifth Avenue North and Twentieth Street, Birmingham, Alabama.

         Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

         It is important that your shares be represented at the meeting. Whether you plan to attend or not, we hope that you will complete and return your Proxy in the enclosed envelope as promptly as possible.

         We look forward to seeing you at the shareholders meeting.

                                        Yours very truly,


                                        /s/ Jeffrey V. Kaufman

                                        Jeffrey V. Kaufman
                                        President and Chief Executive Officer

                             WALL STREET DELI, INC.
                        ONE INDEPENDENCE PLAZA, SUITE 100
                            BIRMINGHAM, ALABAMA 35209
                                 (205) 870-0020

                                   ---------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                November 5, 1998

         The Annual Meeting of Shareholders of WALL STREET DELI, INC., a Delaware corporation (the "Company"), will be held in the Board of Directors Meeting Room of AmSouth Bank of Alabama, at the AmSouth-Sonat Building located at Fifth Avenue North and Twentieth Street, Birmingham, Alabama, on Thursday, November 5, 1998, at 10:00 a.m. Central Standard Time.

         At the Annual Meeting shareholders will consider and act upon the following matters:

         1. The election of seven directors, each director to hold office until his successor is elected and qualified.

         2. The ratification of authorization for the Audit Committee to select the Company's independent auditors.

         3. A proposal from a shareholder regarding engagement of investment bankers to study ways of enhancing shareholder value; and

         4. The transaction of such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on September 23, 1998, as the record date for the determination of shareholders entitled to vote at the Annual Meeting.

         All shareholders are cordially invited to attend the Annual Meeting.

                                        By Order of the Board of Directors


                                        /s/ Alan V. Kaufman

                                        ALAN V. KAUFMAN
                                        Chairman of the Board


WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING AND TO ASSURE A QUORUM. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU LATER DETERMINE TO ATTEND THE MEETING.

                             WALL STREET DELI, INC.
                        One Independence Plaza, Suite 100
                            Birmingham, Alabama 35209

                                    --------

                                 PROXY STATEMENT

         The following information is furnished in connection with the SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS of Wall Street Deli, Inc. (the "Company"), to be voted at the Annual Meeting of shareholders to be held on November 5, 1998. A copy of the Annual Report of the Company for the fiscal year ended June 27, 1998, and a form of proxy for use at the meeting are enclosed with this Proxy Statement. It is anticipated that this Proxy Statement and the enclosed proxy will be first mailed to shareholders on or about October 5, 1998.

                               GENERAL INFORMATION

PROXY

         Shareholders are requested to execute and return the enclosed proxy in the accompanying envelope. The proxy may be revoked at any time before it is voted by written notice to the Secretary of the Company. Proxies which are returned properly executed, and not revoked, will be voted in accordance with the shareholders' directions specified thereon. Where no direction is specified, proxies will be voted FOR each of the nominees for directors and the ratification of auditors, and AGAINST the shareholder proposal. On any other matters that may properly come before the meeting, proxies will be voted by the persons named in the proxy in accordance with their best judgment.

RECORD DATE AND VOTING SECURITIES

         Shareholders of record at the close of business on September 23, 1998, are entitled to notice of, and to vote at, the Annual Meeting. As of September 23, 1998, there were 2,966,077 shares of the Company's common stock issued and outstanding, and entitled to vote. The holders of common stock, the only class of voting stock of the Company outstanding, are entitled to one vote per share, exercisable in person or by proxy, for the election of directors and all other matters.

         A majority of the outstanding shares entitled to vote is necessary to provide a quorum at this meeting. All matters to be considered at the meeting except the election of directors require the affirm ative vote of a majority of the votes cast at the meeting. Proxies marked as abstentions or as broker non-votes will be treated as shares present for purposes of determining whether a quorum is present. Broker non-votes (that is, shares held in street name for which proxies have been designated as not voted) will not be counted as votes cast. An abstention or a proxy instructing that a vote be withheld is considered a negative vote.

EXPENSES OF SOLICITATION

         The cost of soliciting proxies is paid by the Company. Solicitation is being made principally by mail; in addition certain officers and directors of the Company and persons acting under their instructions may also solicit proxies on behalf of management by telephone or in person. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's stock. The cost of such additional solicitation, if any, and such expenses is not expected to be material.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of September 15, 1998, certain information with respect to the Company's common stock owned beneficially by each director, each nominee for election as a director, each executive officer, by all executive officers and directors as a group, and by each person known by the Company to be a beneficial owner of more than five percent of the issued and outstanding common stock of the Company.


                                                                               Amount and
                                                                                Nature of         Percentage
   Name and Address of                                                         Beneficial         of Common
     Beneficial Owner                                                         Ownership(1)          Stock
   -------------------                                                        ------------       -----------
Alan V. Kaufman                                                                330,712(2)           10.5%
Chairman and Nominee
One Independence Plaza, Suite 100
Birmingham, Alabama 35209

Robert G. Barrow                                                               240,800(3)            7.6%
Vice Chairman, Chief Financial Officer and Nominee
One Independence Plaza, Suite 100
Birmingham, Alabama 35209

Jeffrey V. Kaufman                                                              56,174(4)            1.8%
President, Chief Executive Officer,
Director and Nominee
One Independence Plaza, Suite 100
Birmingham, Alabama 35209

David A. Thomas                                                                 30,890(5)              *
Senior Vice President-Marketing and Corporate
Development
One Independence Plaza, Suite 100
Birmingham, Alabama 35209

Gary L. Fields                                                                  29,000(6)              *
Senior Vice President-National Operations
One Independence Plaza, Suite 100
Birmingham, Alabama  35209

                                                                              Amount and
                                                                               Nature of           Percentage
   Name and Address of                                                         Beneficial          of Common
    Beneficial Owner                                                          Ownership(1)           Stock
   -------------------                                                        ------------         ----------
Julie J. Christian                                                               8,500(7)                *
Vice President, Controller and Chief Accounting Officer
One Independence Plaza, Suite 100
Birmingham, Alabama 35209

Steven G. Barrow                                                                29,493(8)                *
Vice President-Information Systems and Secretary
One Independence Plaza, Suite 100
Birmingham, Alabama 35209

William S. Atherton                                                            103,650(9)              3.3%
Director and Nominee
1924 South Utica
Tulsa, Oklahoma 74104

Aaron Beam, Jr.                                                                    -0-                   *
Director and Nominee
5182 Greystone Way
Birmingham, Alabama  35242

William M. Byrne                                                                   -0-                   *
Director and Nominee
2701 South Minnesota
Souix Falls, South Dakota  57105

Jake L. Netterville                                                             42,750(9)              1.4%
Director and Nominee
8550 United Plaza Boulevard
Baton Rouge, Louisiana 70809

Estate of Joe Lee Griffin, Jr.                                                 281,828(9)(10)          8.9%
2432 Shades Crest Road
Birmingham, Alabama 35216

All directors and executive officers as a group (11 persons)                   875,339(11)            27.8%

-------------------

*  Less than 1%

(1) Beneficial ownership reflects sole voting and investment power unless otherwise noted.

(2) The amount reported includes 51,403 shares owned by Kaufman-Barrow Properties, a general partnership, and 15,000 shares subject to options held by Mr. Kaufman. Mr. Kaufman is the father of Jeffrey V. Kaufman.

(3) The amount reported includes 51,403 shares owned by Kaufman-Barrow Properties, a general partnership, and 30,000 shares subject to options held by Mr. Barrow. Mr. Barrow is the father of Steven G. Barrow.

(4) The amount reported includes 1,045 and 9,750 shares owned by Mr. Kaufman's spouse and minor children, respectively, as to which he disclaims beneficial ownership. The amount reported also includes 40,500 shares subject to options.

(5) The amount reported includes 630 shares owned by Mr. Thomas's minor children as to which he disclaims beneficial ownership. The amount reported also includes 20,500 shares subject to options.

(6)    The amount reported includes 28,000 shares subject to options.

(7)    The amount reported includes 8,500 shares subject to options.

(8) The amount reported includes 175 shares owned by Mr. Barrow's minor children as to which he disclaims beneficial ownership. The amount reported also includes 28,500 shares subject to options.

(9) The reported amounts for Mr. Atherton, Mr. Netterville and Mr. Griffin's Estate include 5,000 shares each subject to options.

(10) The amount reported includes 60,000 shares owned by JLG Investments, Inc. of which the late Mr. Griffin was the controlling shareholder, 200,478 shares owned by the Joe Lee Griffin Family Limited Partnership of which Mr. Griffin was a general partner and a limited partner, and an aggregate of 15,000 shares owned by three trusts of which Mr. Griffin was trustee. Mr. Griffin is recently deceased, and as of the date of this proxy statement the Company is without knowledge as to the holder(s) of voting and/or investment power with respect to any of these shares.

(11) The amount reported includes an aggregate 186,000 options held by executive officers and directors included in the group.



                              ELECTION OF DIRECTORS

         At the Annual Meeting, seven directors will be elected to hold office until their successors are elected and qualified. It is the intention of the persons named as proxies, or their substitutes, to vote for the election of the nominees listed below, unless and to the extent otherwise specified in any particular proxy. Management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. Any vacancies that may occur during the year may be filled by an individual appointed by the Board of Directors to serve for the remainder of the term of any such director position. In accordance with the Company's bylaws and Delaware law, a stockholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for director or may withhold authority to vote for all nominees for director. Each director nominee receiving a plurality of the votes cast in person or by proxy at the meeting will be elected director. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee, and will not affect the outcome of the election.

         None of the nominees for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominations for membership on the Board of Directors originated with the Board of Directors.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND NOMINEES

         The Company's bylaws provide for a minimum of three, and a maximum of seven directors. The Board of Directors has presently fixed the number of directors at seven and since 1995 the Company has had seven directors.

         The Company reports with deep sorrow the death on August 31, 1998 of Joe Lee Griffin, who served as a member of the Board of Directors since 1978. On August 20, 1998, Louis C. Henderson, Jr., retired from the Board after serving as a director since 1977. In accordance with the Company's bylaws, which provide that vacancies may be filled by the remaining directors, on September 17, 1998, William M. Byrne was appointed by the Board to fill Mr. Henderson's unexpired term, and Aaron Beam, Jr. was appointed to fill Mr. Griffin's unexpired term.

         The following is a brief summary of each nominee's business experience during at least the past five years, unless otherwise indicated, and other directorships held.

ALAN V. KAUFMAN

            Mr. Kaufman, age 61, is one of the founders of Company. He served as President of the Company from its founding in 1966 until August 1995, and has been Chairman of the Board since the inception of the Company. Mr. Kaufman is the father of Jeffrey V. Kaufman.

                                                             Director since 1966

ROBERT G. BARROW

            Mr. Barrow, age 62, co-founded the Company and has been its Chief Financial Officer since 1966, and Vice Chairman of the Board since February 1997. He was President and Chief Executive Officer of the Company from August 1995 to February 1997, and Executive Vice President from 1966 to 1996.

                                                             Director since 1966

JAKE L. NETTERVILLE

            Mr. Netterville, age 60, is Chairman of Postlethwaite and Netterville, Certified Public Accountants, of Baton Rouge, Louisiana. In 1993 Mr. Netterville served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants. He is also a director of Source Capital Corporation* and Catalyst Vidalia Corporation.*

                                                             Director since 1982

WILLIAM S. ATHERTON

            Mr. Atherton, age 65, has been since 1965 a Partner in Atherton & Murphy Investment Company, which manages personal investments. He was Chairman and Chief Executive

            Officer of A&M Food Services, Inc.,* from 1981 to 1986, and a Director of Advantage Media, Inc., from 1991 to 1993.

                                                             Director since 1991

JEFFREY V. KAUFMAN

            Mr. Kaufman, age 37, has been President and Chief Executive Officer of the Company since June 1, 1998. He has been employed by the Company since 1985, previously serving as Executive Vice President and Chief Operating Officer from 1995 until his appointment as President and Chief Executive Officer, as Senior Vice President and National Operations Manager from 1993 to 1995, and as Regional Vice President, Central Region 1987 to 1993. Mr. Kaufman is the son of Alan V. Kaufman.

                                                             Director since 1995

WILLIAM M. BYRNE

            Mr. Byrne, age 54, has been President and Chief Executive Officer since 1977 of The Byrne Companies, a consulting firm specializing in human assessment and performance. He is the author of the book Habits of Wealth and Chief Executive Officer of Vista Publications, a newsletter publisher. He is the founder and Chief Executive Officer of Taco John's of Iowa, the largest franchisee of that system, and in 1995 was the recipient of the National Leadership Award from Taco John's International. He is a member of the Franchisee Advisory Council of the International Franchise Association. Mr. Byrne was appointed to the Company's Board of Directors in September, 1998, to fill the unexpired term occasioned by Mr. Henderson's retirement.

                                                             Director since 1998

AARON BEAM, JR.

            Mr. Beam, age 54, was one of the founders of HealthSouth Corp.,* a provider of outpatient surgery and rehabilitative healthcare services, and served as its Executive Vice President and Chief Financial Officer and a Director from 1984 until his retirement in 1997. He is also a Director of Ramsay Health Care Inc.* and Urocor, Inc.* Mr. Beam was appointed to the Company's Board of Directors in September, 1998, to fill the vacancy occasioned by the death of Mr. Griffin.

                                                             Director since 1998

(*)   A company with a class of securities registered under the Securities
Exchange Act of 1934.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

         The Board of Directors held five meetings during the fiscal year ended June 27, 1998. All of the directors, except Mr. Griffin, attended at least 75% of the meetings.

         The Audit Committee of the Board of Directors consists of Mr. Barrow, Mr. Netterville and Mr. Atherton. In addition, Mr. Beam was appointed to the Audit Committee effective September 17, 1998. The Audit Committee is charged with recommending to the Board of Directors the independent accountants to be selected as the Company's auditors; reviewing the audit plan, financial statements and audit results; reviewing with internal accounting officers and independent auditors the accounting practices and policies, and overall accounting and financial controls; and conducting an appropriate review of all related party transactions and potential conflict of interest situations. The committee met two times during the 1998 fiscal year, and all members were present at both meetings.

         The Compensation Committee of the Board of Directors consists of Mr. Atherton and Mr. Netterville, and as of September 17, 1998, Mr. Beam, none of whom is or has ever been employed by the Company. Mr. Beam was appointed following the death of Mr. Griffin. This committee held one formal meeting in fiscal 1998, at which all members were in attendance. The Compensation Committee acts as the Stock Option Plan Committee as set forth in the Company's Incentive Stock Option Plans, and in addition administers the Company's employee compensation and benefit plans, makes annual recommendations to the Board of Directors concerning compensation to executive officers, considers and makes recommendations with respect to executive compensation policies, and considers and acts upon such other related matters as the Board may direct or request.

EXECUTIVE COMPENSATION

         The following tables and charts set forth information with respect to benefits made available, and compensation paid or accrued, by the Company during the fiscal year ended June 27, 1998 for services by each of the persons serving as chief executive officer at any time during the 1998 fiscal year, and the other four highest paid executive officers of the Company who were serving as such at the end of fiscal 1998 whose total salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                                       Annual Compensation                Compensation
                                                  --------------------------------------    Awards(3)
                                                                          Other Annual     ----------    All Other
Name and Principal Position         Year(1)      Salary       Bonus      Compensation(2)   Options(4)  Compensation(5)
---------------------------         -------     --------      -----      ---------------   ----------  ---------------
Jeffrey V. Kaufman                   1998       $155,000       $-0-          $13,411           10,000      $9,091
President and Chief Executive        1997       $151,250       $-0-          $12,764           17,500      $9,091
Officer since June 1998 (6)          1996       $138,000       $-0-          $11,183           10,000      $9,091

Louis C. Henderson, Jr.              1998       $180,000       $-0-          $ 3,504              -0-      $4,995
President and Chief Executive        1997       $ 75,000       $-0-          $ 2,915           40,000       $ -0-
Officer February 1997                1996            n/a
through May 1998

Robert G. Barrow                     1998       $166,500       $-0-          $19,482              -0-      $52,987
President and Chief Executive        1997       $208,000       $-0-          $27,504            7,500      $56,987
Officer until February 1997;         1996       $204,000       $-0-          $18,727            7,500      $56,987
currently Vice Chairman and
Chief Financial Officer

                                                                           Other Annual                    All Other
Name and Principal Position         Year(1)       Salary      Bonus       Compensation(2)   Options(4)  Compensation(5)
---------------------------         -------       ------      -----       ---------------   ----------  ---------------
Alan V. Kaufman                      1998       $125,000       $-0-          $12,757              -0-      $53,979
Chairman of the Board                1997       $125,000       $-0-          $12,811              -0-      $53,979
                                     1996       $208,000       $-0-          $15,767              -0-      $57,979

David A. Thomas                      1998       $140,000       $-0-          $21,820            7,500      $ 3,356
Senior Vice President-               1997       $138,750       $-0-          $61,998            5,000      $ 3,356
Marketing and Corporate              1996            n/a
Development

Gary L. Fields                       1998       $138,750       $-0-          $20,320           15,000      $ 8,174
Senior Vice President-               1997            n/a
National Operations                  1996            n/a


(1) Information is provided for the full fiscal year during which a person served in the named capacity for any portion of that year.

(2) The amounts shown in this column for the last fiscal year include the following perquisites or personal benefits which exceeded 25% of the total of such benefits reported for each such officer: medical expense reimbursements of $4,748 to Jeffrey Kaufman; automobile allowances of $7,200 to Alan Kaufman, $19,482 to Robert Barrow, $6,000 to Jeffrey Kaufman, $6,000 to David Thomas and $6,000 to Gary Fields; and reimbursement or payment of moving expenses and moving expense allowances of $14,000 to David Thomas and $12,500 to Gary Fields.

(3) The Company has no restricted stock award plans and no long term incentive plans as those terms are defined by applicable SEC rules.

(4) The Company's Incentive Stock Option Plan provides for grants of stock appreciation rights (SAR's) in tandem with options, but no SAR's have been granted during the past three fiscal years.

(5) The amounts shown in this column for the last fiscal year include Company contributions to a defined contribution variable life insurance plan for management and administrative employees, in the amounts of $18,979 for Alan Kaufman, $17,987 for Robert Barrow, $9,091 for Jeffrey Kaufman, $3,356 for David Thomas and $8,174 for Gary Fields. With respect to Alan Kaufman and Robert Barrow, these amounts also include $35,000 each in dollar value of premiums paid by the Company for their benefit for split-dollar life insurance with respect to term life insurance and to premium amounts unrelated to term life insurance coverage. On termination of the insurance policy the beneficiaries are obligated by contract to refund to the Company all premiums paid.

(6) Mr. Kaufman served as Executive Vice President and Chief Operating Officer prior to June 1, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information on option grants in fiscal 1998 to the named executive officers.


                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                           Annual Rates of
                                                                                             Stock Price
                                                                                            Appreciation
                                        Individual Grants                                For Option Term(4)
--------------------------------------------------------------------------------------   ------------------
                                            Percent of Total
                                            Options Granted     Exercise
                                Options       to Employees      or Base    Expiration
          Name                Granted(1)    in Fiscal Year(2)   Price(3)       Date        5%         10%
----------------------------  ----------    ----------------- ------------ -----------   --------   -------
Jeffrey V. Kaufman              10,000           14.0%           $ 4.00     08-01-02     $51,051    $64,420

Louis C. Henderson, Jr.            -0-

Robert G. Barrow                   -0-

Alan V. Kaufman                    -0-

David A. Thomas                  7,500           10.5%           $ 4.00     08-01-02     $38,288    $48,315

Gary L. Fields                   5,000            7.0%           $ 4.00     08-01-02     $25,526    $32,210
                                10,000           14.0%           $3.375     01-22-03     $43,075    $54,355


(1) SAR's in tandem with options may be granted under the Company's Incentive Stock Option Plan, but no SAR's were granted during fiscal 1997. Options are immediately exercisable, and expire five years after the date of grant.

(2) Based on 71,400 options granted to all employees in the fiscal year ended June 27, 1998. This amount does not include options for 3,000 shares granted to non-employee directors.

(3) Options are exercisable at fair market value (the average of the high and low prices for the Company's common stock) on the date of grant. In the case of persons owning more than 10% of the Company's outstanding stock, the exercise price is 110% of fair market value on the date of grant.

(4) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates specified by SEC rules; they are not intended to forecast future appreciation of the Company's stock price.

                       AGGREGATED OPTION EXERCISES IN LAST
                FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The following table provides information on option exercises in fiscal 1998 by the named executive officers and the value of each such officer's unexercised options at June 27, 1998.


                                                                                        Value of Unexercised
                                                          Number of Unexercised             In-the-Money
                                                              Options/SARs                  Options/SARs
                                                           at Fiscal Year End          at Fiscal Year End(1)
                                                      ----------------------------     ---------------------
                               Shares
                               Acquired
                                 on         Value
           Name                Exercise    Realized   Exercisable    Unexercisable   Exercisable  Unexercisable
----------------------------  ---------    --------   -----------    -------------   -----------  -------------
Jeffrey V. Kaufman               -0-         -0-         40,500           -0-          $13,750         -0-
Louis C. Henderson, Jr.          -0-         -0-         44,000           -0-          $27,500         -0-
Robert G. Barrow                 -0-         -0-         30,000           -0-              -0-         -0-
Alan V. Kaufman                  -0-         -0-         15,000           -0-              -0-         -0-
David A. Thomas                  -0-         -0-         20,500           -0-          $ 5,156         -0-
Gary L. Fields                   -0-         -0-         28,000           -0-          $16,563         -0-

(1) Based on $4.6875 per share, the average of bid and ask prices reported by NASDAQ on June 29, 1998.

COMPENSATION OF DIRECTORS

         Four of the seven present directors are not salaried employees of the Company. For their services in fiscal 1998 each non-employee director was paid a fee of $650 for each meeting of the Board of Directors and each committee meeting (if not held in conjunction with a Board meeting) attended.

         The non-employee directors also received grants of options for 1,000 shares each in fiscal 1998, pursuant to the Company's Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan provides for the granting of stock options under a non-discretionary formula by which each non-employee director serving as such on August 1 of each year receives an option to purchase 1,000 shares of the Company's common stock. The options are immediately exercisable, at an exercise price equal to the fair market value of the common stock on the date of grant, and expire five years from the date of grant. The Directors Plan reserves 75,000 shares of the Company's common stock for issuance upon exercise of the non-qualified stock options to purchase. The Plan will terminate in 2001. Directors are eligible to participate if they are not employed by the Company or its subsidiaries. Options for an aggregate of 19,000 shares (as adjusted) had been granted and remained outstanding as of the 1998 fiscal year end, and 56,000 shares remained available for grant under this Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Alan Kaufman, Robert Barrow, Jeffrey Kaufman, and Steven Barrow are general partners in Rex Associates, which leased to the Company its former administrative offices in Memphis, Tennessee. Pursuant to the relocation of the Company's administrative offices from Memphis to Birmingham and the subsequent consolidation with the Company's executive headquarters, the lease agreement terminated effective September 30, 1997. During the Company's 1998 fiscal year, rents paid to Rex Associates were $18,500. Management believes this transaction to have been on terms no less favorable than could have been obtained from unaffiliated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of the Board of Directors during fiscal 1998 were Messrs. William S. Atherton, Joe Lee Griffin, and Jake
L. Netterville, then constituting all of the non-employee members of the Board. Following Mr. Griffin's death after the end of fiscal 1998, Mr. Byrne was appointed to the Committee. Both Mr. Alan Kaufman and Mr. Robert Barrow have formerly served as chief executive officer of the Company, and Mr. Kaufman and Mr. Barrow, as well as Mr. Henderson, who was chief executive officer during most of fiscal 1998 and Mr. Jeffrey Kaufman, the current chief executive officer, have participated in deliberations concerning executive officer compensation and continue to make recommendations to and are consulted by the Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is composed of directors who have never been employed by the Company, and is charged with consideration of and action on matters concerning compensation to executive officers. In addition, this Committee administers the Company's Incentive Stock Option Plan.

COMPENSATION POLICIES

         The Company's approach to executive compensation is intended to motivate, retain and attract management and to enhance the profitability of the Company and, thus, to enhance value for its shareholders. To that end, the Company's compensation structure is reflective of the principle that the compensation of executive officers should be competitive with compensation of senior executives at comparable companies, and that a meaningful portion of the compensation received should be closely tied to the performance of the Company and, in certain instances, to the achievement of individual goals. By specifically linking pay and performance, it is the intent of the Company to provide direct incentives for the Company's financial success and the creation of incremental stockholder value.

         In keeping with these general objectives, the key components of compensation for the named executive officers have for a number of years consisted of annual compensation provided by base salary and annual performance bonuses, and long-term compensation provided by stock options.

         Members of the Committee believe they have a general awareness of pay practices among companies of roughly comparable size, complexity, and/or industry focus, but the Committee has not commissioned any studies or formally reviewed specific information concerning compensation practices of other companies. As this is necessarily an imprecise basis for comparison, the Committee is unable to measure with any specificity the compensation paid by the Company against that paid by other companies. Solely on the basis of the Committee's general knowledge and experience, it is believed that the Company's compensation levels are generally commensurate with those of similar companies.

         The determination of base salaries for the named executive officers is a subjective process, which attempts to take into account individual responsibilities and performance, as well as the experience of the individual and the competitive marketplace for management talent, though no discrete relative weights or values are assigned to those elements. While base salary decisions have not been determined by reference to any specific criteria or factors related to corporate performance, the Committee has noted that since the Company is in a highly competitive business and continues to operate a difficult competitive environment, reviews and decisions with respect to executive compensation must be made in light of other Company policies that are designed to control costs and improve operating performance. In light of other management changes and corporate cost control efforts, Mr. Robert Barrow voluntarily reduced his annual salary rate from $208,000 to $125,000 effective as of the beginning of the third fiscal quarter of 1998, and consistent with Mr. Alan Kaufman's reduction taken in the previous year. Base salaries of the other named executive officers in fiscal 1998 remained very close to previous year levels, with individual increases reflecting only promotions to more senior positions.

         Annual Performance Bonuses. In fiscal 1998, the Company's formula for annual performance bonuses was based upon the achievement of net pre-tax earnings for the entire year. The bonus program provided that the chief executive officer and other named executive officers (except Mr. Alan Kaufman and Mr. Robert Barrow, who at their request did not participate), as well as all corporate officers and management personnel, would participate in a bonus pool consisting of a specified percentage of net annual pre-tax earnings. The bonus pool was comprised of five per cent of profits up to a fixed dollar amount, after which the percentage could increase as profits attained further specified dollar levels. Based upon financial results for fiscal 1988, no bonuses were paid.

         Stock Options. Stock options are granted by the Committee to executive officers, as well as other employees, based upon the Committee's subjective evaluation of employees' general overall performance and contribution, and upon their relative rank within the Company. No specific performance criteria are considered, and there is no fixed formula for differentiating among different levels of responsibility within the Company or for otherwise determining the number of options granted to an individual or to all employees in the aggregate. The Committee's approach to long-term incentives provided by stock options has been a flexible one, in which the effort is to attract and retain able key employees by giving them an opportunity for stock ownership. The Committee awarded a total of 71,400 options in fiscal 1998, of which an aggregate of 22,500 were granted to two of the named executive officers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         From February 1997 through May 1998, Mr. Henderson was President and Chief Executive Officer, at a base salary for the fiscal year ended June 27, 1998 of $180,000. Following Mr. Henderson's resignation, Mr. Jeffrey Kaufman was promoted from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer. His base salary for the year was $155,000, reflecting his assumption of the Chief Executive Officer's position late in the fiscal year. In determining the chief executive officer's base salary, the Committee has relied on the general principles and considerations outlined in the "Compensation Policies" discussion above, noting particularly the cost containment and operational improvement issues presently facing the Company. Under the Company's bonus compensation program as outlined in "Annual Performance Bonuses" above, no bonuses were awarded in fiscal 1998.

         The Committee awarded options for 10,000 shares to Mr. Jeffrey Kaufman during the year. The Committee believes this grant is consistent with the Company's ongoing effort to achieve a responsible balance between short-term and long-term performance for the Company and its shareholders, and between compensation incentives that encourage those results.

         All members of the Compensation Committee concur in this report to the shareholders.

                           William S. Atherton
                           Jake L. Netterville

                                PERFORMANCE GRAPH

         The graph below sets forth Company's cumulative total stockholder return over the last five years compared to the NASDAQ Stock Market - U.S. and the Standard & Poor's Restaurants indexes. Stock price performance over the past five years is not necessarily indicative of future results.




                                                              CUMULATIVE TOTAL RETURN
                                           ------------------------------------------------------------
                                                6/93       6/94      6/95     6/96       6/97      6/98

WALL STREET DELI, INC.                        100.00     108.89     77.78    53.33      35.56     38.33
NASDAQ STOCK MARKET (U.S.)                    100.00     100.96    134.77   173.03     210.38    277.69
S & P RESTAURANTS                             100.00     115.71    152.17   179.06     187.26    253.68





Assumes $100 invested in Wall Street Deli, Inc., NASDAQ Stock Market - U.S., and S&P Restaurants indexes on June 30, 1993.

Total return calculations assume annual dividend reinvestment. The Company has never paid a cash dividend.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         The information set forth in the following paragraph is based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during the fiscal year ended June 27, 1998, and Form 5 and amendments thereto furnished to the Company with respect to that fiscal year, if any, and written representations received by the Company.

         Of those persons who, at any time during the fiscal year ended June 27, 1998, were directors, executive officers, or beneficial owners of more than 10 percent of the Company's outstanding stock, none of such persons failed to file, on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year or prior fiscal years.


                               PROPOSAL NUMBER 2:

                      RATIFICATION OF AUTHORIZATION FOR THE
               AUDIT COMMITTEE TO SELECT 1999 INDEPENDENT AUDITORS

         The Board of Directors has authorized the Audit Committee to select the Company's independent auditors for the fiscal year ending July 3, 1999, subject to approval by the shareholders at the Annual Meeting. BDO Seidman, LLP, Certified Public Accountants, served as the Company's independent auditors for the fiscal year ending June 27, 1998, and has performed this function for the Company since 1971. Representatives of BDO Seidman, LLP will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to respond to questions of shareholders.

         The Board of Directors of the Company recommends ratification of authorization for the Audit Committee to select the Company's independent auditors for the 1999 fiscal year. The affirmative vote of a majority of the votes cast at the meeting is necessary to approve this proposal.

         The Board of Directors recommends a vote FOR this proposal.


                               PROPOSAL NUMBER 3:

             SHAREHOLDER PROPOSAL REGARDING ENGAGEMENT OF INVESTMENT
              BANKERS TO STUDY WAYS OF ENHANCING SHAREHOLDER VALUE

         Mr. Raj Sehgal, as Managing Member of SkyRise Investors, LLC, of 20 Wellesley Avenue, Yonkers, New York, 10705, and Mr. Vinod Chand, as President of Chand 41 Realty Corporation ("Chand"), of 40-18 77th Street, Elmhurst, NY, 11373, have jointly advised the Company that Chand will present a shareholder proposal at the annual meeting. The proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are presented below in the form received from Mr. Sehgal and Mr. Chand. The affirmative vote of a majority of the votes cast at the meeting is required to approve the proposal.

         "Resolved: That the shareholders of the Wall Street Deli (the 'Company') recommend and deem it in their best interest that the Board of Directors establish a committee of independent directors to immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the sale, merger, liquidation, restructuring or other extraordinary transaction involving the Company. The Company should thereafter issue a report to shareholders within 3 months based on the recommendations of the investment banker.

         "Supporting Statement

         "We believe that the stock price performance of the Company and its future prospects have been adversely affected by poor management and questionable strategic decisions. For example, cash flow that would otherwise be better suited for dividends or stock buybacks has been used for expansion even though the Company is unable to profitably operate many of its current restaurants. While the Board may have taken some token steps to appear to be concerned with shareholder value, positive results have not been achieved.. We believe that this poor performance is tolerated in part because a substantial portion of the Company's directors are current or former officers of the Company or friends of the officers. Furthermore, we believe that Wall Street Deli is not an appropriate 'stand alone' public market vehicle to create shareholder value. We believe that it has been and will continue to be very difficult for the Company to attract the necessary investor interest and research analyst coverage because of the low liquidity in the stock and the small market capitalization of approximately $10 million. The Company trades at a depressed price to cash flow multiples of less than 4 while it's main publicly traded rival, Schlotzky's Deli, is trading at a multiple of 19 times price to cash flow. The stock price, which reached a high of $14.50 per share in 1994, now languishes in the $3 to $4 per share range while all major stock market indices continually have hit new highs.

         "If present management cannot or refuses to maximize shareholder value, the best interests of Wall Street Deli shareholders will be served by the sale, merger or restructuring of our Company; and we recommend you vote 'For' this proposal and help yourself and your fellow shareholders prevent further losses in the value of your investment. If management opposes this proposal and you want to vote in favor of it, you must mark the 'For' box on the proxy card next to the proposal that you, as a shareholder and investor, can send a message that you are not satisfied with the results achieved by the Board of Directors and management to produce value for shareholders."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

         The Board of Directors recommends a vote AGAINST this proposal based on their belief that it would not be in the best interest of the Company's shareholders.

         It is the Board's opinion that shareholder value will be maximized by management's diligent work toward operating the Company effectively and efficiently to generate increased operating earnings rather than hiring an investment banker at this time. The Board believes that it would not be a responsible expenditure of the Company's funds to commission a study of the type proposed by Mr. Sehgal and Mr. Chand. In addition, the Board believes that such a study would deter and distract management from improving performance at this time.

         The Board of Directors is deeply concerned with the performance of the Company and the enhancement of shareholder value. As significant shareholders themselves, Board members hold an aggregate 25% of the outstanding shares, and thus have a strong financial incentive to build shareholder value. The Board of Directors is fully aware of its fiduciary responsibilities and will continue its challenge to management to achieve the Company's long-term business objectives and maximize shareholder value.

         The Board of Directors consists of individuals who are familiar with the Company and its business, and are experienced and knowledgeable of the industry in which it operates. The Board has always been active in exploring alternatives to enhance the value of the Company, including efforts with investment bankers, and it regularly assesses the long-term outlook for the Company from a strategic perspective, reviewing the prospects for the Company's current business as well as future plans, and continually evaluating the range of credible and realistic strategic opportunities. The Board believes it is capable of reaching the strategic decisions that are in the best interest of all shareholders, without the expense of engaging investment bankers.

          Under the Board's direction, management has executed plans and invested in new programs to enhance shareholder value. Over the past two years, the Company consolidated its Memphis operation center into the Birmingham administrative offices, eliminated its commissary system and changed to a new single source vendor, developed and launched its franchise program, accounted for charges to reflect under-performing units, implemented new management information systems, and other matters discussed in the accompanying annual report.

         Contrary to the proponents' supporting statement above for their shareholder proposal--and without addressing the numerous matters in their statement the Company believes to be erroneous--the Board believes that based upon their prior communications, this shareholder proposal by Mr. Sehgal and Mr. Chand is part of an effort to further only their personal objectives. Shareholders should be aware that this proposal from Mr. Sehgal and Mr. Chand follows a series of inquiries and nonspecific overtures from them within the past year. Management understood the thrust of their initial expressions to be that management should undertake some kind of "going private" transaction, in which SkyRise and Chand would take part in an unspecified "role," with the intention of taking the Company public again in the future. That was followed some time later by their request for a shareholder list, the stated purpose for which was that they wished to contact shareholders in an attempt to purchase up to 4.9% of the Company's stock. Management responded that the stock is traded on the NASDAQ National Market System and that in fairness to all the Company's shareholders they should avail themselves of the organized market. When the Company declined their request for the shareholder list, they threatened to sue. To the best of the Company's knowledge, they did not purchase any additional shares. Later still, they informed the Board that they were considering formulating a bid to take the Company private, and stated their interest in discussing management's participation in such a transaction.

         The Board has a duty to act in the best interest of all its shareholders. Maximizing shareholder value is certainly a very important component of that duty, and the subject of shareholder values is a continuing concern of the Board of Directors and management.

         For all these reasons, the Board of Directors believes the proposal should not be approved, and recommends a vote AGAINST this proposal.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE RESOLUTION UNLESS SHAREHOLDER SPECIFY A CONTRARY VOTE.


                                  OTHER MATTERS

         The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

                             SHAREHOLDERS' PROPOSALS

         Any proposal which a shareholder expects to present at the next annual meeting to be held in 1999 must be received at the Company's principal executive office shown on the first page of this Proxy Statement not later than June 8, 1999, in order to be included in the proxy material for the 1999 meeting. All proposals must comply with the Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

         THE ANNUAL REPORT OF THE COMPANY WHICH ACCOMPANIES THIS PROXY STATEMENT CONTAINS CERTAIN OF THE INFORMATION CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE 10-K WILL BE FURNISHED TO SHAREHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO JEFFREY V. KAUFMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, WALL STREET DELI, INC., ONE INDEPENDENCE PLAZA, SUITE 100, BIRMINGHAM, ALABAMA 35209.

                                        By Order of the Board of Directors

                                                                      APPENDIX A


                                     PROXY

                            WALL STREET DELI, INC.

           Proxy for Annual Meeting of Shareholders, November 5, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Alan V. Kaufman and Robert G. Barrow, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of the common stock of Wall Street Deli, Inc. (the Company) which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on November 5, 1998, and at any adjournment thereof.

1. The election as directors of all nominees listed below (except as marked to the contrary below):

     Alan V. Kaufman, Robert G. Barrow, Jeffrey V. Kaufman, William S. Atherton, Aaron Beam, Jr., William M. Byrne, and Jake L. Netterville

     [ ]   FOR all nominees listed above          [ ]   VOTE WITHHELD
           (except as marked to the                     to vote for all
           contrary)                                    nominees listed above

     (INSTRUCTION: TO WITHHOLD YOUR AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE BELOW:)


--------------------------------------------------------------------------------

2. Ratification of authorization for the Audit Committee to select the Company's independent auditors.

     [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

3. A proposal from a shareholder regarding engagement of investment bankers to study ways of enhancing shareholder value.

     [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR items 1 and 2 and AGAINST item 3.

Dated                , 19
     ----------------    ----

Phone No.
         --------------------------             --------------------------------
                                                Signature of Stockholder



                                                --------------------------------
                                                Signature of Stockholder


Where stock is registered jointly in the names of two or more persons, ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please mark, sign, date, and return the proxy card promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.